Exhibit 99.1

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business or operations. Our business, financial condition or results of operations, cash flows or prospects could be materially and adversely affected by the occurrence of any of the matters included in these risks. The trading price of our common stock and the value of the Debentures could decline due to any of these risks, and you may lose all or part of your investment.

For additional risk factors, see Exhibit 99.1 to our Form 10-Q for the quarter ended September 30, 2004, which is incorporated by reference into this offering memorandum. To the extent the risk factors below address the subject matter of the risk factors contained in Exhibit 99.1 to our Form 10-Q for the quarter ended September 30, 2004, the risk factors below shall supersede the risk factors in Exhibit 99.1.

Risks that Relate to the Change in Our Management

The recent departures of our Chief Executive Officer and Chief Financial Officer may be disruptive to our business and could materially and adversely affect our operating results and financial condition.

Effective November 10, 2004, Randolph C. Blazer ceased to serve as our Chief Executive Officer, and, effective November 30, 2004, Robert S. Falcone ceased to serve as our Chief Financial Officer. The loss of services of these key executives, as well as the loss of continuity and any other consequences resulting from senior management turnover, could have a material and adverse effect on our business.

Roderick C. McGeary, a director who had been serving as the Presiding Director of our Board of Directors and who served as our co-Chief Executive Officer and co-President from August 1999 until April 2000, has been appointed to serve as our Chairman of the Board and Chief Executive Officer on an interim basis. Mr. McGeary is being considered as a candidate for the Chief Executive Officer position. While Mr. McGeary has substantial knowledge of our business, we cannot predict whether he will be able to implement the initiatives he deems necessary to successfully manage our business given his current interim status.

We have not appointed a Chief Financial Officer to date. While we engage in a search for a new Chief Financial Officer, two of our senior executives, Jeffrey M. Anderson and Thomas G. Wilde, have been reassigned to assume key finance responsibilities. Although the two senior executives we have added to our finance team have significant management and financial experience, neither has served as the Chief Financial Officer of a public company. Without the leadership of an experienced Chief Financial Officer, we may experience more difficulties than would normally be expected in executing various initiatives, including our efforts to address the weaknesses in our accounting system, to evaluate, remediate and test our internal controls in order to comply with the financial reporting aspects of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and to address the causes and effects of our loss of investment grade rating.

Our Board of Directors is currently conducting a search to hire a new Chief Executive Officer and Chief Financial Officer. The searches could be time-consuming, and we may not be successful in attracting and retaining highly qualified replacements. The costs associated with the retention of new executive officers, including potential cash and equity compensation for those individuals, cannot be estimated at this time.

If we fail to hire appropriate replacements for our former Chief Executive Officer and our former Chief Financial Officer or to integrate them into our business, such failure would be disruptive to our business and could materially and adversely affect our operating results and financial condition.

Risks that Relate to Our Accounting and Internal Controls

We and our independent registered public accounting firm have identified material weaknesses and reportable conditions in our internal controls.

In our Form 10-K/A for the fiscal year ended June 30, 2003, we disclosed that our independent registered public accounting firm had identified material weaknesses and certain reportable conditions. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce, to a relatively low level, the risk that misstatements caused by error or fraud, in amounts that would be material in relation to the financial statements being audited, may occur and not be detected, within a timely period, by employees in the normal course of performing their assigned functions. Reportable conditions are matters coming to the auditor’s attention that, in his judgment, should be communicated to the audit committee because they represent significant deficiencies in the design or operation of internal control, which could adversely affect the organization’s ability to initiate, record, process, and report financial data consistent with the assertions of management in the financial statements.

The material weaknesses as of June 30, 2003 related to financial review and analysis at the corporate/consolidation level and certain local reporting levels, primarily with respect to the Germanic region. The identified reportable conditions related to protocol and documentation for reviewing and assessing contract revenue recognition; monitoring of unusual work in process activity; lack of a formal documented policy relating to evidence of a contractual arrangement with respect to revenue recognition based on local legal requirements; cross-training of employees for key finance and accounting positions; and documentation for certain critical, significant and judgmental accounting areas.

In our Form 10-K for the six month transition period ended December 31, 2003, we reported that we had addressed the material weaknesses identified as of June 30, 2003 by establishing procedures and policies to strengthen the internal control structure. As a result, these were no longer considered material weaknesses, but were considered to be reportable conditions. However, as of December 31, 2003, our independent registered public accounting firm identified an additional material weakness relating to the timely accrual of certain costs associated with subcontractors. As of December 31, 2003, most of the reportable conditions identified as of June 30, 2003 continued to exist.

We filed our Form 10-Q for the quarter ended September 30, 2004 on November 8, 2004. After our filing, we discovered that an error was made with respect to that quarter that resulted in our accounts receivable being overstated by $92.9 million and our unbilled revenue being understated by $92.9 million. On November 19, 2004, we filed a Form 10-Q/A for the quarter ended September 30, 2004, to correct the error.

In our Form 10-Q/A for the quarter ended September 30, 2004, we disclosed that we believe that the weakness in our internal controls relating to overall financial review and analysis in the context of the closing process is a material weakness. As a result of this material weakness and the reportable conditions that were identified as of December 31, 2003, our interim Chief Executive Officer and former Chief Financial Officer concluded that, as of September 30, 2004, our disclosure controls were not effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is timely recorded, processed, summarized and reported.

We are in the process of implementing changes to address each of the material weaknesses and reportable conditions that we and our independent registered public accounting firm have previously identified. If we are unable to correct these weaknesses in internal controls in a timely manner, or if additional weaknesses are identified that are not corrected in a timely manner, our ability to record, process, summarize and report financial information will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities and expose us to litigation and scrutiny from private litigants or the Securities and Exchange Commission.

We may be unable to complete all of the work necessary for us to present our report on internal controls required by Section 404 of Sarbanes-Oxley or to conclude that our internal controls are effective.

Section 404 of Sarbanes-Oxley requires that our Annual Report on Form 10-K for the year ending December 31, 2004 include a report containing management’s assessment of our internal control over financial reporting and a related attestation of management’s assessment and an opinion on the effectiveness of our internal controls by our independent registered public accounting firm. We are documenting and evaluating our internal controls over financial reporting and seeking to remediate matters as necessary or appropriate. We are incurring, and will continue to incur, substantial additional expense and diversion of management’s time as a result of performing the internal control systems evaluation, testing and remediation required in order to comply with the requirements of Section 404. For fiscal years 2004 and 2005, we expect to incur approximately $20.5 million and $12.0 million, respectively, in fees to third parties to address our Section 404 responsibilities.

Although we have substantially completed the documentation of our internal controls, we have not, as of the date of this offering memorandum, completed our evaluation and testing of our internal controls. While we expect to complete our evaluation and testing of our internal controls by the time that we must file our Form 10-K for the year ended December 31, 2004, there can be no assurance as to the actual timing of completion of our evaluation and testing and of any remediation actions that might be required following completion of our testing. If, after the completion of our evaluation, testing and remediation efforts, we have any material weakness, we will not be permitted to conclude that our internal controls are effective. As discussed above, a material weakness was identified as recently as November 19, 2004. We believe that it is more likely than not that we will have at least one material weakness at year end.

Even if we are able to take remedial actions to correct the identified material weakness that is described in the preceding risk factor related to the closing process by year end 2004, it seems clear that there will be insufficient time for the remediated controls to be in operation to permit our independent registered public accounting firm to conclude that the remediated controls are effective. Thus, it is more likely than not that, notwithstanding remedial actions that might be taken by management to remedy our internal controls deficiencies, our independent registered public accounting firm either will provide an adverse opinion to the effect that our internal controls are ineffective as of December 31, 2004, or will disclaim an opinion as to our internal controls. It is also possible that its internal controls opinion or disclaimer will be provided after the due date for our Form 10-K for the year ended December 31, 2004.

If we are unable to conclude that our internal controls over financial reporting are effective as of December 31, 2004, or if our independent registered public accounting firm concludes that our internal controls are ineffective, is unable to conclude that our management’s assessment is fairly stated or is unable to express an opinion on the effectiveness of our internal controls, our ability to obtain additional financing, or obtain additional financing on favorable terms, could be materially and adversely affected, which, in turn, could materially and adversely affect our business, our financial condition and the market value of our securities. In addition, perception of us could also be adversely affected among rating agencies, customers, lenders, investors, securities analysts and others.

We have been informed by our independent registered public accounting firm that if we do not, or our independent registered public accounting firm does not, timely complete our or their respective evaluations under Section 404 of Sarbanes-Oxley, there is a risk that we will not receive an audit opinion on our financial statements on a timely basis and that, consequently, we will not be able to file our Form 10-K when required.

We cannot be certain that either we or our independent registered public accounting firm will be able to complete our or their respective evaluation and testing of our internal controls as provided by Section 404 of Sarbanes-Oxley by March 16, 2005, the time by which we must file our Form 10-K for the year ended December 31, 2004. Our independent registered public accounting firm has advised us that further guidance is necessary from the Public Company Accounting Oversight Board or the Securities and Exchange Commission for it to determine whether, and under what circumstances, it will be able to issue audit opinions on the financial statements of audit clients as to which either the audit client or the independent registered public accounting firm has not completed the Section 404 review as described above.

If our independent registered public accounting firm is unable to issue an audit opinion on our financial statements on a timely basis, our business, financial results, access to capital, and the market value of our securities could be materially and adversely affected. In addition, such inability would also result in additional regulatory, customer, investor and rating agency scrutiny.

If we do not have audited financial statements available by March 31, 2005, we will be in default under our 2004 Credit Facility (unless the delay is solely as a result of continuing work by us and/or our independent registered public accounting firm to prepare opinions or statements required or permitted by Section 404 of Sarbanes-Oxley, in which case the requirement will be extended by 30 days) and possibly other agreements. A default would permit the lenders under the 2004 Credit Facility to terminate the 2004 Credit Facility, accelerate any outstanding loans and proceed against their collateral. In such an event, we will be forced to pursue alternative strategies, such as refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected.

In addition, if we do not have audited financial statements, we may not be able to maintain our listing on the New York Stock Exchange. The delisting of our common stock from the New York Stock Exchange could have a material and adverse affect on us by, among other things, reducing the market value of our securities, the number of institutional and other investors that will consider investing in our securities, the availability of information concerning the trading prices and volume of our securities, the number of broker-dealers willing to execute trades in shares of our securities, and our ability to obtain financing. Delisting would also result in the occurrence of a “designated event” under the Debentures, permitting holders of the Debentures to require us to repurchase their Debentures. See “—Risks Related to the Debentures—We may not have the funds necessary to repay or repurchase the Debentures at maturity, upon a conversion, or when required by holders.”

We are in the process of establishing a fully functioning in-house internal audit capability.

We are in the process of establishing a fully functioning in-house internal audit capability. Since June 2003, we have outsourced, on a limited basis, aspects of the internal audit function to Ernst & Young LLP, which is not our auditor. Our independent registered public accounting firm has recommended that we establish a fully functioning in-house internal audit capability as soon as practicable, and our Audit Committee concurs with this recommendation. We have appointed an in-house Director of Internal Audit. In addition, we have recently transferred our Risk and Quality Management group to our Finance Team as a key step in establishing a fully functioning in-house internal audit capability. If our internal audit function is not effective, our ability to detect errors and fraud and to accurately report financial information may be materially and adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities and expose us to litigation and scrutiny from private litigants or the Securities and Exchange Commission.

Risks that Relate to Our Financial Results

We have experienced net losses, negative cash flows, declines in net income, declines in billing rates and increases in days sales outstanding in some recent periods.

During the six months ended December 31, 2003, we had a net loss of approximately $165.8 million, which included a $127.3 million goodwill impairment charge, $61.7 million lease and facilities charges and $13.6 million charge related to workforce reductions. During the three months ended March 31, 2004, we experienced a decrease in net income when compared to the three months ended March 31, 2003, and during each of the three months ended March 31, 2004 and September 30, 2004, we experienced negative cash flows from operations. For the three months ended September 30, 2004, our consolidated billing rates declined 7.2% when compared to the three months ended September 30, 2003. This trend has continued in the current quarter. Our days sales outstanding increased from 63 days at September 30, 2003 to 80 days at September 30, 2004. Our days sales outstanding slightly increased during October and November 2004.

Some of the factors that contributed to our results are discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Transition Report on Form 10-K and Quarterly Reports on Form 10-Q and Form 10-Q/A incorporated by reference into this offering memorandum.

Our profitability will suffer if we are not able to maintain our prices and utilization rates.

Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the utilization rate, or chargeability, of our professionals. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our professionals, we will not be able to sustain our profit margin and our profitability will suffer. The rates we are able to charge for our services are affected by a number of factors, including:

•	our clients’ perception of our ability to add value through our services;

•	introduction of new services or products by us or our competitors;

•	pricing policies of our competitors; and

•	general economic conditions in the United States and abroad.

Our utilization rates are also affected by a number of factors, including:

•	seasonal trends, primarily as a result of our hiring cycle and holiday and summer vacations;

•	our ability to transition employees from completed projects to new engagements;

•	our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce;

•	our ability to manage attrition; and

•	our ability to reduce our workforce quickly or economically, especially outside the United States.

Our utilization rates have increased across our total business on a comparative basis between the fiscal quarter ended September 30, 2004, and the fiscal quarter ended September 30, 2003. For the months of October and November in the current fiscal year, this trend in our total business has continued in comparing utilization rates for these months against the same months in fiscal year 2003. In contrast, our gross and net billing rates have declined across our total business on a comparative basis between the fiscal quarter ended September 30, 2004 and the fiscal quarter ended September 30, 2003. For the months of October and November in the current fiscal year, this trend in our total business has continued on a comparative basis to the same months in fiscal year 2003. An increasing utilization rate will not necessarily offset the impact of declining net and gross billing rates.

Risks that Relate to Our Liquidity

There can be no assurance that we will be able to refinance the 2004 Credit Facility before it matures in May 2005.

The 2004 Credit Facility (which is secured by substantially all of our assets) matures 150 days after closing of the 2004 Credit Facility, which is expected to close at the same time as this offering. At that time, we must repay any outstanding borrowings. Prior to the expiration of the 2004 Credit Facility, we intend to enter into a new senior long-term credit facility to refinance amounts due under the 2004 Credit Facility. Bank of America and JPMorgan have stated that they intend to assist us in our efforts to enter into the senior long-term credit facility, but they are under no binding obligation to do so. There can be no assurance that we will be able to enter, or will enter, into the senior long-term credit facility on satisfactory terms or at all. If we are unable to refinance amounts due under the 2004 Credit Facility, our ability to pay principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations, including our obligations under the Debentures, will depend upon our future operating performance, including our ability to generate sufficient cash flows from operations and our ability to successfully take one or more of the actions set forth below. We do not believe that our cash flows from operations alone will be sufficient to support those payments and otherwise satisfy our obligations. If we are unable to service or repay our indebtedness under the 2004 Credit Facility, whether in the ordinary course of business, at maturity, or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures, seeking additional equity capital, or taking other special measures. There can be no assurance that any of these strategies could be effected on satisfactory terms, on a timely basis to service or repay our indebtedness, if at all.

The recent downgrade of our credit ratings is expected to increase our borrowing costs, which could materially and adversely affect our financial condition.

On November 30, 2004, Moody’s Investors Services, Inc. (“Moody’s”) placed our senior unsecured long-term debt rating under review for possible downgrade.

On December 15, 2004, Moody’s downgraded our issuer rating from Baa3 to Ba2 with a stable outlook.

Moody’s stated that the downgrade was prompted by

•	slower than expected improvement in margins and very limited cash flow generation;

•	ongoing issues involving our internal controls and financial reporting;

•	increasing amounts of leverage; and

•	continued execution uncertainty following the recent departures of our Chief Executive Officer and Chief Financial Officer.

Separately, on December 15, 2004, Standard & Poor’s Ratings Services (“Standard & Poor’s”) downgraded our corporate credit and senior unsecured ratings from BBB- to BB+ with negative outlook. According to Standard & Poor’s, the ratings downgrade reflects currently weak profitability and cash flow measures in a very competitive operating environment, and the ratings reflect a currently high cost structure, improving but low margins in relation to historical levels, and weakened cash flow protection measures. Standard & Poor’s also stated that the negative outlook reflects the temporary nature of the 2004 Credit Facility.

The fees and interest rates we must pay under the 2004 Credit Facility are based upon our Moody’s and Standard & Poor’s debt ratings. Thus, as a result of the recent downgrades we will incur higher interest rates under the 2004 Credit Facility, and, if we experience further downgrades, our interest expense will further increase. In addition, the ratings downgrades will likely increase the interest rate we must pay if we issue new debt, which could materially and adversely affect our results of operations. Further, increased interest rates could make it prohibitively expensive for us to borrow additional funds. Our inability to obtain additional financing, or obtain additional financing on terms favorable to us, could hinder our ability to fund general corporate requirements; limit our ability to compete for new business; and increase our vulnerability to adverse economic and industry conditions.

Any future ratings downgrades could further materially and adversely impact our borrowing costs and our ability to obtain financing.

We may be required to post collateral to support obligations under our outstanding surety bonds, and we may be unable to obtain new surety bonds, letters of credit or bank guarantees in support of client engagements on acceptable terms, which could materially and adversely affect our ability to obtain additional client engagements that require them.

Some of our Public Services clients, largely in the state and local market, require us to obtain surety bonds, letters of credit or bank guarantees in support of client engagements. As of September 30, 2004, we had approximately $162.8 million of outstanding surety bonds and $31.9 million of outstanding letters of credit and bank guarantees for client engagements for which we may be required to make future payment. We expect that our surety bond requirements and our other credit support arrangements will increase to approximately $171.1 million and $33.0 million, respectively, as of December 31, 2004, and approximately $261.5 million and $228.0 million, respectively, as of June 30, 2005.

The issuers of our outstanding surety bonds may, at any time, require that we post collateral as security to support these obligations. As a result of the recent credit rating downgrades, we expect that issuers of our surety bonds will require us to post collateral. As of December 31, 2004, if all of the issuers of our surety bonds were to exercise this right, we would be required to deposit or advance approximately $93.0 million in cash collateral or to provide $93.0 million of letters of credit. If this development were to occur, we expect to use the letters of credit available under the 2004 Credit Facility to support these obligations. Due to expected growth among our Public Services clients in 2005, we may be subject to greater cash collateral demands from our surety bond issuers which, in turn, could materially and adversely affect our liquidity. Availability of letters of credit and cash under our 2004 Credit Facility to satisfy these requirements will terminate in May 2005, and we cannot assure you that we will enter into a new senior long-term credit facility by then.

In addition, we cannot be certain that surety bonds, letters of credit or bank guarantees will be available to us on acceptable terms, if at all, particularly in light of our credit rating downgrades. If we cannot obtain surety bonds, letters of credit or bank guarantees on acceptable terms, we may be unable to maintain existing client engagements or to obtain additional client engagements that require them. In turn, our current and planned revenues from our Public Services business could be materially and adversely affected, and our ability to grow our Public Services business will be hindered, all of which could materially and adversely affect our financial condition and results of operations.

The 2004 Credit Facility imposes a number of restrictions on the way we operate our business. If we violate these restrictions, we will be in default under the 2004 Credit Facility.

The 2004 Credit Facility is secured by all of our assets and contains a number of significant covenants. These covenants, among other things, restricts or prohibits our ability to

•	dispose of assets;

•	incur additional indebtedness;

•	incur liens on property or assets;

•	repay other indebtedness;

•	pay dividends;

•	enter into certain investments, transactions or capital expenditures;

•	repurchase or redeem capital stock;

•	engage in mergers, acquisitions or consolidations;

•	engage in certain transactions with affiliates; and

•	otherwise restrict corporate activities.

The 2004 Credit Facility requires us to maintain specified financial ratios and tests, including certain net worth and minimum EBITDA tests. Other agreements governing our indebtedness may also contain such affirmative and negative covenants and financial ratios and tests. Our ability to comply with such covenants, ratios and tests may be affected by events beyond our control.

A breach of any of these covenants, an inability to comply with the required financial ratios and tests or our failure to pay principal and interest when due could result in a default under the 2004 Credit Facility. In the event of any such default, the lenders under the 2004 Credit Facility could elect to declare all borrowings outstanding under the 2004 Credit Facility, together with accrued interest and other fees, to be due and payable. In addition, any default under the 2004 Credit Facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. The 2004 Credit Facility and the Debentures contain cross-default provisions. If we are unable to repay any such borrowings when due, the lenders could proceed against their collateral, if any, or against our assets generally. If the indebtedness under the 2004 Credit Facility were to be accelerated, our assets may not be sufficient to repay amounts due under the 2004 Credit Facility or due on other debt securities then outstanding.

Risks that Relate to Our Government Contracts

Unfavorable government actions could force us to adjust previously reported operating results and could subject us to civil or criminal of penalties and administrative sanctions.

The federal government audits and reviews our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Like most large government contractors, our contracts are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency. An audit of our work, including an audit of work performed by companies we have acquired or may acquire, or subcontractors we have hired or may hire, could result in a substantial adjustment to our previously reported operating results. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may have to be refunded, and operating margins may be reduced.

In addition, due to our federal and other governmental contracts, we are, from time to time, subject to a variety of other reviews, inquiries, civil investigations and criminal investigations (federal or otherwise). These matters arise out of or relate to our contracts, but do not necessarily mean in each instance that we are the target of the review, inquiry, or investigation. For example, we are cooperating in an ongoing investigation of the Core Financial Logistics System project by the Department of Veterans’ Affairs and the U. S. Attorney for the Central District of Florida. Recently, we received, and will respond to, a grand jury subpoena from the U. S. Attorney for the Central District of California which relates to a number of our federal contracts going back to the beginning of 1998.

If a government audit review, inquiry or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, reimbursement of payments received, payment of certain government costs, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. These consequences could lead to a material reduction in our revenue. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. Although audits have been completed on our incurred contract costs through fiscal year 1999, audits for costs incurred or work performed after fiscal year 1999 have not yet been completed. In addition, non-audit reviews by the government may still be conducted on all our government contracts.

If we were suspended or debarred from contracting with the federal government generally or any specific agency, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating results could be materially and adversely harmed.

Risks that Relate to the Debentures

The Debentures are subordinated in right of payment to our other indebtedness.

The Debentures are unsecured obligations subordinated in right of payment to all of our existing and future Senior Debt. In addition, Senior Debt outstanding under our 2004 Credit Facility is secured by substantially all of our properties and assets. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Debentures due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the Debentures only after all our Senior Debt has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding Debentures.

The Debentures will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries.

We derive certain of our revenues from, and hold some of our assets through, our subsidiaries. As a result, we may rely in part upon distributions and advances from our subsidiaries in order to assist us in meeting our payment obligations under the Debentures and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the Debentures, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be subordinated to any indebtedness of that subsidiary senior to that held by us, including secured indebtedness to the extent of the assets securing such indebtedness. As of September 30, 2004, our subsidiaries had outstanding indebtedness of approximately $308.1 million, excluding intercompany indebtedness. Our domestic subsidiaries will also guarantee our obligations under the 2004 Credit Facility.

We may not have the funds necessary to repay or repurchase the Debentures at maturity, upon a conversion, or when required by holders.

The entire outstanding principal amount of the Debentures will become due and payable at maturity. The Debentures are convertible into cash and shares, if any, under the circumstances described in this offering memorandum. In addition, each holder of the Series A Debentures may require us to repurchase all or a portion of that holder’s Series A Debentures on December 15, 2011, 2014 and 2019 and each holder of the Series B Debentures may require us to repurchase all or a portion of that holder’s Series B Debentures on December 15, 2014 and 2019 or, in each case, if a “designated event,” as defined in the indenture, with respect to us occurs. A “designated event” also may constitute an event of default under, and result in the acceleration of the maturity of, indebtedness under our 2004 Credit Facility or other indebtedness that we may incur in the future. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the interest or principal on the Debentures as they become due, to pay the cash payable upon a conversion of the Debentures if we elect to deliver cash or to pay the purchase price for the Debentures tendered by holders. Failure by us to satisfy our conversion obligation upon exercise of a holder’s conversion right or to repurchase the Debentures when required will result in an event of default with respect to the Debentures.

The 2004 Credit Facility prohibits us from delivering cash upon conversion of the Debentures. Any future credit facility we enter into may have similar restrictions.

If we elect to deliver cash in lieu of some or all of our conversion obligation upon conversion of the Debentures, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the conversion obligation of your Debentures is determined.

If we elect to deliver cash in lieu of some or all of our conversion obligation, what you will receive upon conversion of your Debentures will be determined by the average of the closing prices per share of our common stock on the New York Stock Exchange for ten consecutive trading days. In such case, if the price of our common stock decreases after we receive your notice of conversion and prior to the end of the applicable ten-trading day period, what you receive upon conversion will be adversely affected.

An adverse rating of the Debentures may cause their trading prices to fall.

It is expected that Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services will initially rate the Debentures. If either of them lower their ratings on the Debentures below the rating initially assigned to the Debentures or otherwise announce their intention to put the Debentures on credit watch, the trading price of the Debentures could decline. An adverse rating by any other rating agency could also cause the trading price of the Debentures to decline.

Our stock price, and therefore the price of the Debentures, may be subject to significant fluctuations and volatility.

The market price of the Debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the Debentures than would be expected for non-convertible debt securities that we issue. Among the factors that could affect our common stock price are those discussed above and in Exhibit 99.1 to the Form 10-Q for the quarter ended September 30, 2004, which is incorporated by reference into this offering memorandum under “Risks that Relate to the Nature of Our Business” as well as:

•	quarterly variations in our operating results;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors;

•	general market conditions; and

•	domestic and international economic factors unrelated to our performance.

In addition, the stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and of the Debentures.

The trading prices for the Debentures will be directly affected by the trading prices for our common stock, which are impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the Debentures.

The additional shares of common stock payable on Debentures converted in connection with certain change of control transactions may not adequately compensate you for the lost option time value of your Debentures as a result of such change of control transactions.

If certain change of control transactions occur on or prior to December 23, 2011, in the case of the Series A Debentures, or December 23, 2014, in the case of the Series B Debentures, we will in certain circumstances increase the conversion rate on Debentures converted in connection with such change of control transactions by a number of additional shares of common stock. The number of such additional shares of common stock will be determined based on the date on which the change of control transaction becomes effective and the average sale price of our common stock over the five trading days immediately preceding such change of control transaction as described below under “Description of the Debentures Adjustment to Conversion Rate upon a Change of Control.” While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your Debentures as a result of such change of control transactions, such increase is only an approximation of such lost value and may not adequately compensate you for your loss. In addition, if the change of control transaction occurs after December 23, 2011, in the case of the Series A Debentures, or December 23, 2014, in the case of the Series B Debentures, or if the average sale price of our common stock over the five trading days immediately preceding such change of control transaction is less than the common stock price at the date of issuance of the Debentures, there will be no such increase in the conversion rate.

The conditional conversion feature of the Debentures could result in you not receiving the value of the common stock into which the Debentures are convertible.

The Debentures are convertible into shares of common stock, or cash in lieu thereof, only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your Debentures would otherwise be convertible.

If you convert the Debentures, it is unlikely you will receive a return on your shares through the payment of a dividend.

We have never paid a dividend and our Board of Directors is not currently considering institution of a dividend payment policy in the foreseeable future. As a result, if you convert, it is unlikely that you will receive a return on your shares through the payment of dividends.

There may be no public market for the Debentures and initially there will be restrictions on resale of the Debentures.

Prior to this offering, there has been no trading market for either series of Debentures. We do not intend to apply for listing of either series of Debentures on any securities exchange or any automated quotation system. Although certain of the initial purchasers have advised us that they currently intend to make a market in each series of Debentures, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot be sure that any market for each series of Debentures will develop, or if one does develop, that it will be maintained. If an active market for either series of Debentures fails to develop or be sustained, the trading price and liquidity of such series of Debentures could be adversely affected.

The Debentures and the shares of common stock to be issued upon conversion of the Debentures have not been registered under the Securities Act and are not transferable except upon satisfaction of the conditions described under “Notice to Investors.” Although we have agreed to use our reasonable best efforts to have declared effective a shelf registration statement covering the Debentures and the shares of common stock issuable upon conversion of the Debentures within 210 days after the date the Debentures are originally issued, we may not be able to have the registration statement declared effective within that time period, if at all.

If you are able to resell your Debentures, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your Debentures, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the Debentures;

•	ratings published by major credit rating agencies;

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the redemption and repayment features of the Debentures to be sold; and

•	the time remaining to the maturity of your Debentures.

As a result of these factors, you may only be able to sell your Debentures at prices below those you believe to be appropriate, including prices below the price you paid for them.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

The conversion rate of each series of Debentures is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain tender or exchange offers as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the Debentures or the common stock. There can be no assurance that an event that adversely affects the value of the Debentures, but does not result in an adjustment to the conversion rate, will not occur.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of each series of Debentures is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Debentures —Conversion Rights—Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. If the conversion rate is increased at our discretion or in certain other circumstances (including as a result of certain change of control transactions), such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. In addition, non-U.S. holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. The amount that you would have to include in income will generally be equal to the value of the distribution that you would be deemed to have received. See “Certain United States Federal Income Tax Considerations.”

The Debentures do not restrict our ability to incur additional debt or to take other action that could negatively impact holders of the Debentures.

We are not restricted under the terms of the indenture and the Debentures from incurring additional indebtedness or securing indebtedness other than the Debentures. In addition, the Debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the Debentures could have the effect of diminishing our ability to make payments on the Debentures when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the indenture and the Debentures.

We cannot predict whether the SEC will require us to make any significant changes to the shelf registration statement that we have agreed to file relating to the Debentures and the shares of common stock issuable upon conversion of the Debentures.

In the course of the SEC’s review of the shelf registration statement that we have agreed to file relating to the Debentures and the shares of common stock issuable upon conversion of the Debentures, we may be required to make changes to the description of our business, other information and financial statements and financial data included in this offering memorandum or the documents incorporated by reference herein, and any required changes could be significant. In addition, the SEC has broad discretion in reviewing any registration statement and may delay or deny the effectiveness of a negotiated settlement for any reason.

Our leverage may adversely affect our financial performance and may impact our ability to make payments on the Debentures.

We are entering into the 2004 Credit Facility agreement with an aggregate principal balance not to exceed $400 million, which will expire within 150 days and is secured by substantially all of our properties and assets. We may borrow under the 2004 Credit Facility from time to time. Subject to certain restrictions set forth in the revolving credit facility agreement, including the requirement that we meet certain financial tests, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. However, our indebtedness under the 2004 Credit Facility must rank at least equal to any additional new indebtedness. We may in the future renegotiate or refinance our credit facilities with agreements that have different or more stringent terms. The level of our indebtedness could:

•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital, capital expenditures or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

•	limit our ability to elect to deliver cash upon any conversion of Debentures;

•	expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

•	expose us to risks inherent in interest rate fluctuations because borrowings may be at variable rates of interest, which could result in high interest expense in the event of increases in interest rates.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Conversion of the Debentures may dilute the ownership interest of existing stockholders, including holders who had previously converted their Debentures and received shares of common stock upon conversion.

The conversion of some or all of the Debentures may dilute the ownership interests of existing stockholders. Any sales in the public market of the shares of common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Debentures may encourage short selling by market participants because the conversion of the Debentures could depress the price of our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your Debentures and, in limited cases, under the conversion rate adjustments applicable to the Debentures. For example, in the event that an amendment is proposed to our articles or incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Because of certain features of the Debentures and anti-takeover provisions under Delaware law and in our organizational documents, takeovers may be more difficult, possibly decreasing the price of our common stock.

Our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions of our certificate of incorporation and our bylaws include the following, among others:

•	our board of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

•	a director may be removed by our stockholders only for cause and then only by the affirmative vote of two-thirds of the outstanding voting power of stock entitled to vote generally in the election of directors;

•	only our board of directors or the chairman of our board of directors may call special meetings of our stockholders;

•	our stockholders may take action only at a meeting of our stockholders and not by written consent;

•	our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders;

•	our board may consider the impact of any proposed change of control transaction on constituencies other than our stockholders in determining what is in the best interest of our company and our stockholders;

•	business combinations involving one or more persons that own or intend to own at least 15% of our voting stock must be approved by the affirmative vote of at least a majority of our voting stock (excluding that held by these persons), or by our board of directors (excluding directors affiliated with these persons), or the consideration paid in the business combination must generally be the highest price paid by these persons to acquire our voting stock;

•	if stockholder approval is required by applicable law, any mergers, consolidations and sales of all or substantially all of our assets must be approved by the affirmative vote of at least two-thirds of our voting stock; and

•	our stockholders may amend or repeal any of the foregoing provisions of our certificate of incorporation or our bylaws only by a vote of two-thirds of the outstanding voting power of the stock entitled to vote generally in the election of directors.

In addition, we also have a stockholders’ rights plan designed to make it more costly and thus more difficult to gain control of us without the consent of our board of directors.

In addition, we are required to increase the conversion rate on the Debentures converted in connection with certain change of control transactions that occur on or prior to December 23, 2011, in the case of the Series A Debentures, or December 23, 2014, in the case of the Series B Debentures, which effectively increases the cost of a takeover of our company. In the event of a change of control of our company, holders of the Debentures have the right to require us to repurchase for cash all or any portion of their Debentures. These features may in certain circumstances make more difficult or discourage such a takeover.

Securities we issue to fund our operations could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced by the new equity securities. The new equity securities may have rights prior to those of the common stock issuable on conversion of the Debentures. We may not obtain sufficient financing on terms that are favorable to you or us.

Risks that Relate to Our Common Stock

The price of our common stock may decline because of the large number of other shares available for sale in the future.

Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock.

The assurance and tax partners of the KPMG International member firms in Ireland, the Netherlands Antilles, Brazil, Argentina and Japan were issued 1.37 million shares, which must be divested within five years after the closing of our initial public offering. An additional 470,000 shares that were issued to the former consulting partners of these KPMG International member firms are subject to contractual transfer restrictions that expire as to one-fourth of the shares on August 7, 2002 and each succeeding anniversary. Our managing directors, who received their shares (founders shares) when we separated from KPMG LLP, are subject to contractual limitations on resale. In addition, Cisco must sell its shares subject to a registration statement or exemption from registration. These limitations are described in the table below. Cisco is entitled to a total of six demands for registration and in addition has the right to piggyback registration rights if we propose to register our shares under the Securities Act.

The table below sets forth with respect to our managing directors who received founders shares and Cisco, the number of shares of our common stock these stockholders held as of February 7, 2001 that are subject to contractual transfer restrictions, the percentage of our total number of outstanding shares as of September 30, 2004 that such number represents and the nature of the contractual transfer restrictions. These restrictions are in addition to any restrictions contained under applicable law. We do not have current information as to the number of founders shares that our managing directors continue to hold. As of September 30, 2004, Cisco held 15.44 million shares of our common stock. As of September 30, 2004, there were a total of approximately 199.2 million shares of our common stock outstanding.

Holder	Number of Shares	Percent of Total Outstanding	Contractual Transfer Restrictions
Our managing directors who hold founders shares	8.57 million	4.3%	Restrictions on 40% of the total shares owned expired on August 7, 2001 and restrictions on one-fourth of the remaining shares expire on each succeeding anniversary.
Cisco Systems, Inc.	15.44 million	7.8%	Cisco may sell its shares subject to registration of the shares or an applicable exemption from registration.

In connection with the various Andersen Business Consulting transactions, we committed to issuing approximately 2.7 million shares of our common stock (net of forfeitures) under our Amended and Restated 2000 Long-Term Incentive Plan to former partners of those practices as a retentive measure. The stock awards have no purchase price and one-third of the shares will vest on each of the first three anniversaries of the acquisition of the relevant consulting practice, so long as the recipient remains employed by us. As of September 30, 2004, approximately 2.1 million shares of common stock have been issued pursuant to this commitment.

As of September 30, 2004, options to purchase approximately 60.0 million shares of common stock granted under our Amended and Restated 2000 Long-Term Incentive Plan were outstanding with exercise prices ranging from $5.32 to $55.50, and approximately 3.8 million additional shares of our common stock were available in connection with future grants or awards under our Amended and Restated 2000 Long-Term Incentive Plan. Our employee stock purchase plan also had approximately 13.8 million shares available for future issuance as of September 30, 2004.

In addition, we may issue additional shares in connection with any acquisitions we make or any capital raising activities we undertake. Any such additional shares could also have a dilutive effect on our earnings per share.

There are significant limitations on the ability of any person or company to buy our company without the approval of our board of directors, which may decrease the price of our common stock.

Our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions of our certificate of incorporation and our bylaws include the following, among others:

•	our board of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

•	a director may be removed by our stockholders only for cause and then only by the affirmative vote of two-thirds of the outstanding voting power of stock entitled to vote generally in the election of directors;

•	only our board of directors or the chairman of our board of directors may call special meetings of our stockholders;

•	our stockholders may take action only at a meeting of our stockholders and not by written consent;

•	our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at meetings of the stockholders;

•	our board may consider the impact of any proposed change of control transaction on constituencies other than our stockholders in determining what is in the best interest of our company and our stockholders;

•	business combinations involving one or more persons that own or intend to own at least 15% of our voting stock must be approved by the affirmative vote of at least a majority of our voting stock (excluding that held by these persons), or by our board of directors (excluding directors affiliated with these persons), or the consideration paid in the business combination must generally be the highest price paid by these persons to acquire our voting stock;

•	if stockholder approval is required by applicable law, any mergers, consolidations and sales of all or substantially all of our assets must be approved by the affirmative vote of at least two-thirds of our voting stock; and

•	our stockholders may amend or repeal any of the foregoing provisions of our certificate of incorporation or our bylaws only by a vote of two-thirds of the outstanding voting power of the stock entitled to vote generally in the election of directors.

In addition, we have a stockholders’ rights plan designed to make it more costly and thus more difficult to gain control of us without the consent of our board of directors.